Filed Pursuant to Rule 424 (b)(3)

Registration No. 333-185336

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

SUPPLEMENT NO. 4 DATED MAY 30, 2014

TO THE PROSPECTUS DATED JULY 16, 2013

This Supplement No. 4 supplements, and should be read in conjunction with, the prospectus of Hartman Short Term Income Properties XX, Inc. (the “Company”) dated July 16, 2013, as supplemented by Supplement No. 1 dated August 19, 2013; Supplement No. 2 dated December 6, 2013; Supplement No. 3 dated April 25, 2014; and First Amendment to Supplement No. 3 dated April 28, 2014 to the prospectus.  Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.  The purpose of this Supplement No. 4 is to disclose, revise or update the following:

  Status of our public offering;

  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 15, 2014.

Status of Our Public Offering

On December 7, 2012 we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) to register 20,000,000 shares of our common stock at a price of $10.00 per share (subject to certain volume discounts described in the prospectus) and 1,900,000 shares of common stock to be sold pursuant to our distribution reinvestment program at a price of $9.50 per share, for aggregate gross offering proceeds of $219,000,000, as a follow-on offering to our initial public offering.  On July 16, 2013, the SEC declared the registration statement effective and we commenced the follow-on offering as of that date.  As of May 23, 2014, we have accepted investors’ subscriptions for, and issued, 6,884,121 shares of our common stock in our ongoing public offering, net of share redemptions pursuant to our share redemption plan, resulting in gross proceeds of $67,903,065. To date, we have issued approximately 379,395 shares of our common stock pursuant to our distribution reinvestment plan and 1,620,605 shares remain available for issuance under our distribution reinvestment plan pursuant to this offering.

Quarterly Report for the Quarterly Period Ended March 31, 2014

On May 15, 2014, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, a copy of which is attached to this Supplement as Exhibit A (without exhibits).

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM 10-Q

____________

☒Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2014

 ☐ Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-53912

__________

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	26-3455189
(State of Organization)	(I.R.S. Employer Identification Number)
2909 Hillcroft, Suite 420 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

_______________

(713) 467-2222
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐     Accelerated filer ☐          Non-accelerated filer (Do not check if a smaller reporting company) ☐                         Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

As of May 12, 2014 there were 6,831,882 shares of the Registrant’s common shares issued and outstanding, 19,000 of which were held by an affiliate of the Registrant.

Hartman Short Term Income Properties XX, Inc. and Subsidiaries

PART I

FINANCIAL INFORMATION

Item 1. Financial Statements

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)

Real estate assets, at cost	$ 71,284,296	$ 56,992,904
Accumulated depreciation and amortization	(7,389,388)	(6,278,801)
Real estate assets, net	63,894,908	50,714,103

Cash and cash equivalents	447,607	143,038
Accrued rent and accounts receivable, net	665,379	518,877
Deferred loan and leasing commission costs, net	1,214,665	995,528
Goodwill	249,686	249,686
Prepaid expenses and other assets	406,790	379,804
Acquisition deposit	1,000,000	-
Total assets	$ 67,879,035	$ 53,001,036

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Note payable	$ 15,300,000	$ 2,300,000
Accounts payable and accrued expenses	2,985,240	2,545,833
Due to related parties	191,892	67,651
Tenants' security deposits	332,553	319,258
Total liabilities	18,809,685	5,232,742

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 200,000,000 convertible, non-voting shares authorized, 1,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1	1
Common stock, $0.001 par value, 750,000,000 authorized, 6,658,167 shares and 6,311,691 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	6,658	6,312
Additional paid-in capital	62,012,621	58,844,825
Accumulated distributions and net loss	(12,949,930)	(11,082,844)
Total stockholders' equity	49,069,350	47,768,294
Total liabilities and total stockholders' equity	$ 67,879,035	$ 53,001,036

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,
	2014	2013
Revenues
Rental revenues	$ 1,784,161	$ 1,245,109
Tenant reimbursements and other revenues	269,418	287,072
Total revenues	2,053,579	1,532,181

Expenses
Property operating expenses	552,665	329,657
Asset management and acquisition fees	450,778	238,164
Organization and offering costs	60,758	146,088
Real estate taxes and insurance	376,055	308,316
Depreciation and amortization	1,110,587	796,325
General and administrative	121,415	113,580
Interest expense	123,652	215,260
Total expenses	2,795,910	2,147,390
Loss from continuing operations	(742,331)	(615,209)
Income from discontinued operations	-	153,876
Net loss	$ (742,331)	$ (461,333)
Basic and diluted loss per common share:
Loss from continuing operations attributable to common stockholders	(0.11)	(0.16)
Income from discontinued operations	-	0.04
Net loss attributable to common stockholders	$ (0.11)	$ (0.12)
Weighted average number of common shares outstanding, basic and diluted	6,497,474	3,867,148

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Preferred Stock		Common Stock			Accumulated
					Additional Paid-In	Distributions
	Shares	Amount	Shares	Amount	Capital	and Net Loss	Total
Balance, December 31, 2013	1,000	$1	6,311,691	$6,312	$58,844,825	($11,082,844)	$47,768,294
Issuance of common shares (cash investment), net of redemptions	-	-	288,128	288	2,864,406	-	2,864,694
Issuance of common shares (non-cash)	-	-	58,348	58	555,251	-	555,309
Selling commissions	-	-	-	-	(251,861)	-	(251,861)
Dividends and distributions (stock)	-	-	-	-	-	(545,962)	(545,962)
Dividends and distributions (cash)	-	-	-	-	-	(578,793)	(578,793)
Net loss	-	-	-	-	-	(742,331)	(742,331)
Balance, March 31, 2014	1,000	$1	6,658,167	$6,658	$62,012,621	($12,949,930)	$49,069,350

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$ (742,331)	$ (461,333)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock based compensation	35,000	15,000
Depreciation and amortization	1,110,587	796,325
Deferred loan and leasing commission costs amortization	66,025	33,023
Bad debt provision	6,719	30,623
Changes in operating assets and liabilities:
Accrued rent and accounts receivable	(153,221)	(180,913)
Deferred leasing commissions	(285,162)	(36,284)
Prepaid expenses and other assets	(26,986)	(62,964)
Accounts payable and accrued expenses	287,592	(250,915)
Due to related parties	124,241	(111,759)
Tenants' security deposits	13,295	24,269
Net cash provided by (used in) operating activities	435,759	(204,928)
Cash flows from investing activities:
Acquisition Deposits	(1,000,000)	350,000
Additions to real estate	(14,291,392)	(11,248,347)
Property disposition	-	3,253,671
Net cash used in investing activities	(15,291,392)	(7,644,676)
Cash flows from financing activities:
Distributions paid in cash	(568,290)	(316,478)
Payment of selling commissions	(251,861)	(299,606)
Borrowings net of repayment under insurance premium finance note	115,659	73,785
Deferred loan costs paid	-	(49,651)
Proceeds from revolving credit advances, net of repayments	13,000,000	2,850,000
Proceeds from issuance of common stock, net of redemptions	2,864,694	6,024,575
Net cash provided by financing activities	15,160,202	8,282,625
Net change in cash and cash equivalents	304,569	433,021
Cash and cash equivalents at the beginning of period	143,038	61,894
Cash and cash equivalents at the end of period	$ 447,607	$ 494,915

Supplemental cash flow information:
Cash paid for interest	$ 54,169	$ 186,841

Supplemental disclosures of non-cash operating and financing activities:
Increase in distribution payable	$ 10,653	$ 20,175
Distributions made to common stockholders through common stock issuances pursuant to the distribution reinvestment plan	$ 535,309	$ 311,276
The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 —

Organization and Business

Hartman Short Term Income Properties XX, Inc. (the “Company”), is a Maryland corporation formed on February 5, 2009.  The Company elected to be treated as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2011.  Effective July 16, 2013, the Company is offering 20,000,000 shares to the public in its follow-on offering (exclusive of 1,900,000 shares available pursuant to the Company’s distribution reinvestment plan) at a price of $10.00 per share. The Company was originally a majority owned subsidiary of Hartman XX Holdings, Inc.  Hartman XX Holdings, Inc. is a Texas corporation wholly owned by Allen R. Hartman.  The Company sold 19,000 shares to Hartman XX Holdings, Inc. at a price of $10.00 per share.  The Company has also issued 1,000 shares of convertible preferred shares to its advisor, Hartman Advisors LLC at a price of $10.00 per share.  Hartman Advisors LLC (the “Advisor”) is the Company’s advisor. The Advisor is owned 70% by Allen R. Hartman and 30% by Hartman Income REIT Management, Inc. (the Property Manager). The Property Manager is a wholly owned subsidiary of Hartman Income REIT, Inc. and Subsidiaries of which approximately 20% is beneficially owned by Allen R. Hartman who is the Chief Executive Officer and Chairman of the Board of Directors.

As of March 31, 2014, we had issued 6,658,167 shares of our common stock in our initial and follow-on offerings, including 340,991 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $61,265,149.  Total shares issued and outstanding as of March 31, 2014 include 24,875 shares of our common stock issued as non-employee compensation to members of our board of directors and certain executives of our Property Manager.

On December 7, 2012, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (“SEC”) to register a follow-on public offering of up to 21,900,000 shares of the Company’s common stock.  In the follow-on offering, the Company is offering up to 20,000,000 shares of the Company’s common stock to the public and up to 1,900,000 shares of the Company’s common stock pursuant to the distribution reinvestment plan (the “DRIP”).  The offering price for shares to be offered to the public in the follow-on offering will be determined by the Company’s board of directors.  The Company’s board of directors may change the price at which the Company offers shares to the public from time to time during the follow-on offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant.  On April 25, 2013, the Company stopped accepting subscriptions for the sale of its common stock pursuant to its initial public offering due to the fact the Company’s offering prospectus was no longer deemed effective under the Securities Act of 1933.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its common shares as of that date.

The management of the Company is through the Advisor.  Management of the Company’s properties is through Hartman Income REIT Management, Inc. (“HIR Management” or the “Property Manager”). D.H. Hill Securities LLLP (the “Dealer Manager”) serves as the dealer manager of the Company’s public offering. These parties receive compensation and fees for services related to the offering and for the investment and management of the Company’s assets. These parties will receive fees during the offering, acquisition, operational and liquidation stages.

       As of March 31, 2014 we owned 4 commercial properties located in Richardson, Arlington, and Dallas, Texas and 1 commercial property located in Houston, Texas, for a total of 5 commercial properties, comprising approximately 726,000 square feet plus 3 pad sites.  As of March 31, 2013 we owned 4 commercial properties located in Richardson, Arlington and Dallas, Texas comprising approximately 605,000 square feet plus 3 pad sites.

Note 2 —

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements included in this report are unaudited; however, amounts presented in the consolidated balance sheet as of December 31, 2013 are derived from our audited consolidated financial statements as of that date.  The unaudited consolidated financial statements as of March 31, 2014 have been prepared by us in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X, on a basis consistent with the annual audited consolidated financial statements. The consolidated financial statements presented herein reflect all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the financial position of the Company as of March 31, 2014, and results of consolidated operations for the three months ended March 31, 2014 and 2013, the consolidated statements of stockholders’ equity for the three months ended March 31, 2014 and consolidated cash flows for the three months ended March 31, 2014 and 2013.  The results of the three months ended March 31, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The consolidated financial statements herein are condensed and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

        These unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Hartman Richardson Heights Properties, LLC; Hartman Cooper Street Plaza, LLC; and Hartman Bent Tree Green, LLC for the three months ended March 31, 2014 and 2013, respectively; Hartman Parkway LLC for the three months ended March 31, 2014 and for the period from March 15, 2013, the date this subsidiary acquired the Parkway Property, to March 31, 2013; Hartman Gulf Plaza LLC for the period from March 11, 2014, the date this subsidiary acquired the Gulf Plaza Property, to March 31, 2014; and Hartman Haute Harwin, LLC for the period from January 1, 2013 to March 28, 2013, the date this subsidiary’s property was sold to an affiliate.  All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Reclassifications

We have reclassified certain prior period amounts in the accompanying consolidated financial statements in order to be consistent with the current period presentation. These reclassifications had no effect on net loss, total assets, total liabilities or equity.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.  Cash and cash equivalents at March 31, 2014 and December 31, 2013 consisted of demand deposits at commercial banks.

Financial Instruments

       The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, accrued rent and accounts receivable, accounts payable and accrued expenses and due to related parties.  The Company considers the carrying value to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its note payable approximates fair value.

Revenue Recognition

Our leases are accounted for as operating leases.  Certain leases provide for tenant occupancy during periods for which no rent is due and/or for increases or decreases in the minimum lease payments over the terms of the leases.  Revenue is recognized on a straight-line basis over the terms of the individual leases.  Revenue recognition under a lease begins when the tenant takes possession of or controls the physical use of the leased space.  When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Accrued rents are included in accrued rent and accounts receivable, net.  In accordance with ASC 605-10-S99, Revenue Recognition, the Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Cost recoveries from tenants are included in tenant reimbursement and other revenues in the period the related costs are incurred.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Real Estate

Allocation of Purchase Price of Acquired Assets

       Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and buildings, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and leasehold improvements and value of tenant relationships, based in each case on their fair values. The Company utilizes internal valuation methods to determine the fair values of the tangible assets of an acquired property (which includes land and buildings).

The fair values of above-market and below-market in-place lease values, including below-market renewal options for which renewal has been determined to be reasonably assured, are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases and below-market renewal options, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease and renewal option values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining expected terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in real estate assets in the consolidated balance sheets and are being amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net loss.

Depreciation and amortization

       Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 39 years for buildings and improvements.  Tenant improvements are depreciated using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease. In-place leases are amortized using the straight-line method over the weighted years calculated on terms of all of the leases in-place when acquired.

Impairment

       We review our real estate assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Management has determined that there has been no impairment in the carrying value of our real estate assets as of March 31, 2014.

Projections of expected future cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to release the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Accrued Rent and Accounts Receivable

       Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.

Deferred Leasing Commissions and Loan Costs

       Leasing commissions are amortized using the straight-line method over the term of the related lease agreements.  Loan costs are amortized using the straight-line method over the terms of the loans, which approximates the interest method.

Goodwill

       Generally accepted accounting principles in the United States require the Company to test goodwill for impairment at least annually or more frequently whenever events or circumstances occur indicating goodwill might be impaired.  The Company has the option to perform a qualitative assessment to determine if it is more likely than not that the fair value is less than the carrying amount.  If the qualitative assessment determines that it is more likely than not that the fair value is less than the carrying amount, or if the Company elects to bypass the qualitative assessment, the Company performs a two-step impairment test.  In the first step, management compares its net book value of the Company to the carrying amount of goodwill at the balance sheet date. In the event net book value of the Company is less than the carrying amount of goodwill, the Company proceeds to step two and assesses the need to record an impairment charge. No goodwill impairment has been recognized in the accompanying consolidated financial statements.

Organization and Offering Costs

The Company has incurred certain expenses in connection with organizing the company. These costs principally relate to professional and filing fees. For the three months ended March 31, 2014 and 2013, such costs totaled $60,758 and $146,088, respectively.

Organization and offering costs will be reimbursed by the Advisor as set forth in the “Costs of Formation and Fees to Related Parties” section of the prospectus, to the extent that organization and offering costs ultimately exceed 1.5% of gross offering proceeds.  As of March 31, 2014, the excess of offering and organizational expense incurred in excess of 1.5% of gross offering proceeds is $307,237.  No demand has been made of the Advisor for reimbursement as of March 31, 2014 and no receivable has been recorded with respect to the excess costs as of that date.  The Company expects the excess cost to diminish as additional offering proceeds are received. Selling commissions in connection with the offering are recorded and charged to additional paid-in capital.

Stock-Based Compensation

The Company follows ASC 718, Compensation-Stock Compensation (ASC 718) with regard to issuance of stock in payment of services.  ASC 718 requires that compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements.  The compensation cost is measured based on the fair value of the equity or liability instruments issued.

       Stock-based compensation expense is included in general and administrative expense in the accompanying consolidated statements of operations.

Advertising

       The Company expenses advertising costs as incurred and such costs are included in general and administrative expenses in the accompanying consolidated statements of operations.  Advertising costs totaled $4,601 and $1,022 for the three months ended March 31, 2014 and 2013, respectively.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Income Taxes

We have elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ended December 31, 2011. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP).  As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions.  Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders.  However, the Company believes that it is organized and will operate in such a manner as to qualify for treatment as a REIT.

For the three months ended March 31, 2014 and 2013, the Company incurred a net loss of $742,331 and $461,333, respectively.  The Company does not currently anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly no deferred tax benefit or deferred tax asset has been recorded in the accompanying consolidated financial statements.

The Company is required to recognize in its consolidated financial statements the financial effects of a tax position only if it is determined that it is more likely than not that the tax position will not be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Management has reviewed the Company’s tax positions and is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination.  Accordingly, the Company has not recognized a liability related to uncertain tax positions.

Loss Per Share

The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities.  The Company’s potentially dilutive securities include preferred shares that are convertible into the Company’s common stock.  As of March 31, 2014 and 2013, there were no shares issuable in connection with these potentially dilutive securities.  These potentially dilutive securities were excluded from the computations of diluted net loss per share for the three months ended March 31, 2014 and 2013 because no shares are issuable and inclusion of such potentially dilutive securities would have been anti-dilutive.

Concentration of Risk

       Substantially all of our revenues are derived from two retail and two office properties located in the Dallas, Texas metropolitan area and one office property located in Houston, Texas.  We maintain cash accounts in two U.S. financial institutions.  The terms of these deposits are on demand to minimize risk.  The balances of these accounts may exceed the federally insured limits.  No losses have been incurred in connection with these deposits nor are any expected.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3 —

 Real Estate

       Real estate assets consisted of the following:

	March 31, 2014	December 31, 2013
Land	$ 16,303,750	$ 12,816,250
Buildings and improvements	39,767,123	33,420,171
In-place lease value intangible	15,213,423	10,756,483
	71,284,296	56,992,904
Less accumulated depreciation and amortization	(7,389,388)	(6,278,801)
Total real estate assets	$ 63,894,908	$ 50,714,103

       Depreciation expense for the three months ended March 31, 2014 and 2013 was $389,827 and $246,715, respectively. Amortization expense of in-place lease value intangible was $720,760 and $549,610 for the three months ended March 31, 2014 and 2013, respectively.

       Acquisition fees paid to Advisor were $348,750 and $237,250 for the three months ended March 31, 2014 and 2013, respectively.   In connection with the disposition of the retail shopping center commonly known as the Harwin property to Hartman XIX, Advisor refunded the acquisition fee of $80,380 previously paid in connection with that acquisition.  Asset management fees paid to Advisor were $102,028 and $81,294 for the three months ended March 31, 2014 and 2013, respectively.  Asset management and acquisition fees are captioned as such in the accompanying consolidated statements of operations for the three months ended March 31, 2014 and 2013, respectively.

On March 11, 2014, the Company acquired an office building comprising approximately 120,651 square feet located in Houston, Texas, commonly known as Gulf Plaza (the “Gulf Plaza Property”) through Hartman Gulf Plaza LLC (“Gulf Plaza LLC”), a wholly owned subsidiary of the Company.  Gulf Plaza LLC acquired the Gulf Plaza Property for $13,950,000, exclusive of closing costs, from fourteen tenant-in-common investors, including Hartman Gulf Plaza Acquisitions, LP (“Acquisitions”) which owned 1% of the Gulf Plaza Property.  Acquisitions is an affiliate of Hartman Income REIT Management, Inc., our Property Manager, which indirectly owns approximately 15% of Acquisitions.  The Gulf Plaza Property was 100% occupied at the acquisition date.  An acquisition fee of $348,750 was earned by the Advisor in connection with the purchase of the Gulf Plaza Property.

The following table summarizes the fair values of the Gulf Plaza Property assets acquired and liabilities assumed based upon our initial purchase price allocation as of the acquisition date:

Assets acquired:
Real estate assets	$ 13,950,000
Tax escrow	112,316
Total assets acquired	14,062,316

Liabilities assumed:
Accounts payable and accrued expenses	292,347
Security deposits	-
Total liabilities assumed	292,347

Fair value of net assets acquired	$ 13,769,969

The initial purchase price allocation is subject to change as the Company receives all information necessary to finalize its purchase price allocation as provided by ASC 805, Business Combinations.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

We identify and record the value of acquired lease intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below-market leases. Acquired lease intangibles are amortized over the leases' remaining terms.  With respect to all properties owned by the Company, we consider all of the in-place leases to be market rate leases.

The amount of total in-place lease intangible asset and the respective accumulated amortization are as follows:

	March 31, 2014	December 31, 2013
In-place lease value intangible	$ 15,213,423	$ 10,756,483
In-place leases – accumulated amortization	(4,973,993)	(4,253,233)
Acquired lease intangible assets, net	$ 10,239,430	$ 6,503,250

      In addition to the Gulf Plaza Property acquisition, the Company invested $341,392 and $1,758,347 in building and tenant improvements for the three months ended March 31, 2014 and 2013, respectively.  Tenant improvements attributable to the Alamo Draft House tenant at the Richardson Heights Property were $0 and $1,637,770 for the three months ended March 31, 2014 and 2013, respectively. The lease agreement for the Alamo Draft House limits the Company’s total cost of related improvements to $4.8 million. Total expenditures in excess of this amount have been reimbursed by the tenant.

Note 4 —

Accrued Rent and Accounts Receivable, net

Accrued rent and accounts receivable, net, consisted of the following:

	March 31, 2014	December 31, 2013
Tenant receivables	$ 365,749	$ 312,218
Accrued rent	567,234	467,544
Allowance for doubtful accounts	(267,604)	(260,885)
Accrued rent and accounts receivable, net	$ 665,379	$ 518,877

As of March 31, 2014 and December 31, 2013, we had an allowance for uncollectible accounts of $267,604 and $260,885, respectively.  For the three months ended March 31, 2014 and 2013, we recorded bad debt expense in the amount of $6,719 and $30,623, respectively, related to tenant receivables that we have specifically identified as potentially uncollectible based on our assessment of each tenant’s credit-worthiness.  Bad debt expenses and any related recoveries are included in property operating expenses in the accompanying consolidated statements of operations.

Note 5 —

Deferred Loan and Leasing Commission Costs, net

Costs which have been deferred consist of the following:

	March 31, 2014	December 31, 2013
Deferred loan and leasing commission costs	$ 1,669,719	$ 1,384,557
Less: accumulated amortization	(455,054)	(389,029)
Total cost, net of accumulated amortization	$ 1,214,665	$ 995,528

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6 —

Note Payable

The Company is a party to a $30.0 million revolving credit agreement (the “Credit Facility”) with a bank.  The borrowing base of the Credit Facility may be adjusted from time to time subject to the lenders underwriting with respect to real property collateral.  The current borrowing base of the Credit Facility is $22.5 million.  The Credit Facility is secured by the Richardson Heights Property; the Cooper Street Property; the Bent Tree Green Property and the Parkway Property.  The note bears interest at the greater of 4.5% per annum or the bank’s prime rate plus 1% per annum.  The interest rate was 4.5% per annum as of March 31, 2014.  The loan matures on May 9, 2015.  The outstanding balance under the Credit Facility was $15.3 million and $2.3 million as of March 31, 2014 and December 31, 2013, respectively.  As of March 31, 2014 the amount available to be borrowed is $7.2 million.  As of March 31, 2014, we were in compliance with all loan covenants.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 7 —

Loss Per Share

       Basic loss per share is computed using net loss to common stockholders and the weighted average number of common shares outstanding.  Diluted earnings per share reflect common shares issuable from the assumed conversion of convertible preferred stock into common shares. Only those items that have a dilutive impact on basic earnings per share are included in the diluted earnings per share.

	Three months ended March 31,
	2014	2013
Numerator:
Net loss attributable to common stockholders	$ (742,331)	$ (461,333)
Denominator:
Basic and diluted weighted average shares outstanding	6,497,474	3,867,148

Basic and diluted loss per common share:
Net loss attributable to common stockholders	$ (0.11)	$ (0.12)

Note 8 —

Income Taxes

       Federal income taxes are not provided for because we qualify as a REIT under the provisions of the Internal Revenue Code and because we have distributed and intend to continue to distribute all of our taxable income to our stockholders. Our stockholders include their proportionate taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our real estate investment trust taxable income to our stockholders and meet certain income sources and investment restriction requirements. In addition, REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

Taxable income (loss) differs from net income (loss) for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and rental revenue.

Note 9 —

Related Party Transactions

Hartman Advisors LLC (the “Advisor”), is a Texas limited liability company owned 70% by Allen R. Hartman individually and 30% by the Property Manager.  The Advisor is a variable interest entity which consolidates for financial reporting purposes with Hartman Income REIT, Inc. and subsidiaries, of which approximately 20% is beneficially owned by Allen R. Hartman, our Chief Executive Officer and Chairman of the Board of Directors.

       As of March 31, 2014 and December 31, 2013, respectively, the Company had a net balance due from the Property Manager and the Advisor of $41 and $90,417.

The Company owed $191,933 and $158,068 to Hartman XIX as of March 31, 2014 and December 31, 2013, respectively.  The balance due to Hartman XIX represents undistributed funds from operations due to Hartman XIX with respect to its former ownership interest in the Richardson Heights Property joint venture and the Harwin Property which was sold to Hartman XIX.

Effective March 28, 2013 the Company disposed of the Harwin Property for $3.4 million.  The Company recognized income from discontinued operations of the Harwin Property of $14,434 and a gain on sale of discontinued operations of $139,442.

On March 11, 2014, we acquired a fee simple interest in an office building located in the Energy Corridor of Houston, Texas, commonly known as Gulf Plaza.  The property was acquired from fourteen tenant-in-common investors, including Hartman Gulf Plaza Acquisitions, LP (“Acquisitions”) which owned 1% of Gulf Plaza.  Acquisitions is an affiliate of Hartman Income REIT

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Management, Inc., our Property Manager, which indirectly owns approximately 15% of Acquisitions.  Approximately 10% of Acquisitions is owned by Allen Hartman, our President and CEO, or his affiliates.

Note 10 –

Stockholders’ Equity

Common Stock

       Shares of common stock entitle the holders to one vote per share on all matters which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Company’s board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law.  The common stock has no preferences or preemptive, conversion or exchange rights.

       Under our articles of incorporation, we have authority to issue 750,000,000 common shares of beneficial interest, $0.001 par value per share, and 200,000,000 preferred shares of beneficial interest, $0.001 par value per share.

       As of March 31, 2014, the Company has accepted investors’ subscriptions for and issued 6,273,301 shares of the Company’s common stock in its public offering, resulting in gross proceeds to the Company of $61,265,149.

Preferred Stock

       Under our articles of incorporation the Company’s board of directors has the authority to issue one or more classes or series of preferred stock, and prior to the issuance of such stock, the board of directors shall have the power to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares.  As of March 31, 2014 and December 31, 2013, respectively, we have issued 1,000 shares of convertible preferred shares to Hartman Advisors LLC at a price of $10.00 per share.

Common Stock Issuable Upon Conversion of Convertible Preferred Stock - The convertible preferred stock will convert to shares of common stock if (1) the Company has made total distributions on then outstanding shares of the Company’s common stock equal to the issue price of those shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares, (2) the Company lists its common stock for trading on a national securities exchange if the sum of prior distributions on then outstanding shares of our common stock plus the aggregate market value of our common  stock  (based on the  30-day  average  closing   price) meets  the  same  6%  performance  threshold,  or  (3)  the Company’s advisory agreement with Hartman Advisors, LLC expires without renewal or is terminated (other than because of a material breach by our advisor), and at the time of such expiration or termination the Company is deemed to have met the foregoing 6% performance threshold based on the Company’s enterprise value and prior distributions and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions. In general, the convertible stock will convert into shares of common stock with a value equal to 15% of the excess of the Company’s enterprise value plus the aggregate value of distributions paid to date on then outstanding shares of common stock over the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares. With respect to conversion in connection with the termination of the advisory agreement, this calculation is made at the time of termination even though the actual conversion may occur later, or not at all.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Stock-Based Compensation

       We award vested restricted common shares to non-employee directors as compensation in part for their service as members of the board of directors of the Company.  These shares are fully vested when granted.  These shares may not be sold while an independent director is serving on the board of directors.  For the three months ended March 31, 2014 and 2013, respectively, the Company granted 1,500 and 1,500 shares of restricted common stock to independent directors as compensation for services.  We recognized $15,000 and $15,000 as stock-based compensation expense for the three months ended March 31, 2014 and 2013, respectively, based upon the estimated fair value per share.  For the three months ended March 31, 2014, the Compensation Committee of the Board of Directors approved awards of 1,000 shares of restricted common stock issued to each of two executives of the Property Manager. We recognized share based compensation expense of $20,000 and $0 with respect to these awards based on the amount offering price of $10 per share for the three months ended March 31, 2014 and 2013, respectively.  Stock-based compensation expense is included in general and administrative expenses in the accompanying consolidated statements of operations.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Distributions

The following table reflects the total cash distributions we have paid, including the total amount paid and amount paid per common share, in each indicated quarter:

Quarter paid	Distributions per Common Share	Total Amount Paid
2014
1st Quarter	$ 0.175	$ 1,103,599

2013
4th Quarter	0.175	$ 1,033,066
3rd Quarter	0.175	854,120
2nd Quarter	0.175	760,551
1st Quarter	0.175	627,754
Total	0.700	$ 3,275,491

Note 11 –

Discontinued Operations

Effective March 28, 2013, the Company sold the Harwin property to Hartman XIX pursuant to the terms agreed upon and approved by both the board of directors of the Company and of Hartman XIX.  The Company sold the Harwin property for $3,400,000 cash.  The Company recognized a $139,442 gain on sale.

Income from discontinued operations is comprised as follows:

	Three months ended March 31,
	2014	2013
Total property revenues	$ -	$ 65,901

Property operating expenses	-	28,237
Real estate taxes and insurance	-	23,230
Depreciation & amortization	-	-
Total property and other expenses	-	51,467

Income from discontinued operations	-	14,434

Gain on sale of property	-	139,442

Income from discontinued operations	$ -	$ 153,876

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 12 –

Commitments and Contingencies

Economic Dependency

       The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of properties’, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities.  In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other providers.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Litigation

The Company is subject to various claims and legal actions that arise in the ordinary course of business.  Management of the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position of the Company.

Rescission Rights of Certain Stockholders

In connection with the Company’s initial public offering, the Company may have a contingent liability to certain stockholders who purchased shares of the Company’s common stock during the period which the Company’s registration statement was not effective and during which time the Company may have been in violation of one or more securities laws.  The Company considered the possibility of affording the remedy of rescission to stockholders who purchased common shares during the period that the Company was required to file post-effective amendments to its registration statement.  Any such rescission would obligate the Company to reacquire the stockholders common shares at a price equal to the price originally paid for such shares with market interest, less the amount of any income received with respect to such shares.  If affected stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies.  If stockholders seek rescission and/or damages or we conduct a rescission offer, we may or may not have the resources to fund the repurchase of all of the securities tendered.  We determined not to offer rescission because the Advisor and the Company do not believe that any material number of affected investors would choose to rescind their common share purchases.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its common shares as of that date. The Company believes that the right of affected stockholders to request rescission has expired under the one-year federal statute of limitations.  The statute of limitations in several of the various states is longer than the federal statute of limitations.  Accordingly, affected shareholders of any such state may continue to possess a rescission right.  No rescission requests have been received by the Company as of March 31, 2014.

Property Acquisition

On March 12, 2014, the Company entered into a purchase agreement with AFS NW Business Park, L.P. to acquire an approximately 377,752 square foot office/industrial business park located in northwest Houston, Texas for an aggregate purchase price of $19,400,000.  On April 10, 2014, the Company entered into a first amendment to the purchase agreement whereby the purchase price of the property was amended to be $19,175,000.  The property is commonly referred to as the Mitchelldale Business Park.

The acquisition of the Mitchelldale Business Park is subject to certain conditions to closing, including the absence of a material adverse change to the property prior to the acquisition date.  The expected closing date of the acquisition is on or before June 13, 2014.

The Mitchelldale Business Park consists of 12 buildings constructed in 1977.  The property is approximately 90% occupied as of March 31, 2014.  There is no current tenant who occupies 10% or more of the property.

As of March 31, 2014, the Company has deposited with a title company, $1,000,000 pursuant to the terms of the purchase and escrow agreement.  The earnest money deposit is subject to risk of loss in the event that the Company is unable to complete its acquisition of the Mitchelldale Business Park property as set forth in the purchase agreement, as amended.  The earnest money deposit is reflected as the acquisition deposit in the accompanying consolidated balance sheets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

       Unless the context otherwise requires, all references in this report to the “Company,” “we,” “us” or “our” are to Hartman Short Term Income Properties XX, Inc..

Forward-Looking Statements

         This Form 10-Q contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

          Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Form 10-Q. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this Form 10-Q include:

●	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

●	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

●	legislative or regulatory changes, including changes to laws governing REITS;

●	construction costs that may exceed estimates or construction delays;

●	increases in interest rates;

●	availability of credit or significant disruption in the credit markets;

●	litigation risks;

●	lease-up risks;

●	inability to obtain new tenants upon the expiration of existing leases;

●	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

●	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

          The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” sections of the December 31, 2013 Form 10-K filed with the SEC on March 31, 2014.

Overview

         We were formed as a Maryland corporation on February 5, 2009 to invest in and operate real estate and real estate-related assets on an opportunistic basis. We may acquire a wide variety of commercial properties, including office, industrial, retail, and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction. In particular, we will focus on acquiring properties with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning or those located in markets with high growth potential. We also may invest in real estate-related securities and, to the extent that our advisor determines that it is advantageous, we may invest in mortgage loans. We expect to make our investments in or in respect of real estate assets located in the United States and other countries.

On December 7, 2012, the Company filed a registration statement on Form S-11 with the SEC to register a follow-on public offering of up to $219,000,000 in shares of the Company’s common stock.  In the follow-on offering, the Company is offering up to $200,000,000 in shares of the Company’s common stock to the public and up to $19,000,000 in shares of the Company’s common stock pursuant to the distribution reinvestment plan (the “DRIP”).  The offering price for shares to be offered to the public in the follow-on offering will be determined by the Company’s board of directors.  The Company’s board of directors may change the price at which the Company offers shares to the public in the follow-on offering from time to time during the follow-on offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant.  On April 25, 2013, the Company stopped accepting subscriptions for the sale of its common stock pursuant to its initial public offering due to the fact the Company’s offering prospectus was no longer deemed effective under the Securities Act of 1933.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its common shares as of that date.

We intend to use substantially all of the net proceeds of our initial and follow-on offerings to purchase additional properties and other real estate-related investments. As of the date of this Form 10-Q, we have acquired 6 commercial real estate properties and disposed of 1 property.  The number of assets we acquire will depend upon the number of shares sold in the initial and follow-on offerings and the resulting amount of the net proceeds available for investment in properties.

We elected to be taxed as a REIT, beginning with the taxable year ending December 31, 2011. Once qualified as a REIT for federal income tax purposes, we will not generally be subject to federal income tax. If we later fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes and we intend to continue to operate so as to remain, thereafter qualified as a REIT for federal income tax purposes.

For the three months ended March 31, 2014 and 2013, the Company incurred a net loss of $742,331 and $461,333, respectively. The Company does not currently anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly no deferred tax benefit or deferred tax asset has been recorded in the financial statements.

The following discussion and analysis should be read in conjunction with the accompanying interim consolidated financial information.

Critical Accounting Policies and Estimates

Our results of operations and financial condition, as reflected in the accompanying consolidated financial statements and related notes, require us to make estimates and assumptions that are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors related to the ongoing viability of our customers.  With different estimates or assumptions, materially different amounts could be reported in our financial statements.  A summary of our critical accounting policies is included in our Annual Report on Form 10-K for the year ended December 31, 2013, under "Management's Discussion and Analysis of Financial Condition and Results of Operations."  There have been no significant changes to these policies during the three months ended March 31, 2014.  See also Note 2 to our consolidated financial statements in this Quarterly Report on Form 10-Q for a discussion of our significant accounting policies.

RESULTS OF OPERATIONS

      As of March 31, 2014 we owned 5 commercial properties located in Richardson, Arlington, Dallas and Houston, Texas comprising approximately 726,000 square feet plus 3 pad sites.  As of March 31, 2013 we owned 4 commercial properties located in Richardson, Arlington and Houston, Texas comprising approximately 605,000 square feet plus 3 pad sites.

Revenues – The primary source of our revenue is rental revenues and tenant reimbursements.  For the three months ended March 31, 2014 and 2013, we had total rental revenues and tenant reimbursements of $2,053,579 and $1,532,181, respectively. The increase in revenues of approximately $521,000 is attributable to (i) approximately $277,000 of the revenue increase is due to ownership of the Parkway Property for a full quarter in the first quarter of 2014 versus 16 days of ownership in the first quarter of 2013; (ii) approximately $134,000 of the revenue increase is due to our 20 days of ownership of the Gulf Plaza Property which was acquired in the first quarter of 2014; (iii) approximately $60,000 of the revenue increase is due to increased occupancy at the Bent Tree Green Property; and (iv) approximately $50,000 of the revenue increase is attributable to the Alamo Draft House lease at the Richardson Heights Property which commenced in the third quarter of 2013.

Property operating expenses – Property operating expenses consists of contract services, repairs and maintenance, utilities and property management fees.  For the three months ended March 31, 2014 and 2013, we had total property operating expenses of $552,665 and $329,657, respectively.  Property operating expenses include property management fees paid to our Property Manager of $81,054 and $63,722 for the three months ended March 31, 2014 and 2013, respectively.  The increase in property operating expenses is attributable to the fact that we owned and operated 4 properties for all of the first quarter of 2014 plus a 5th property for a portion of the month of March 2014 versus 3 properties owned and operated for all of the first quarter of 2013 plus a 4th property for a portion of the month of March 2013.  Our fourth property was acquired on March 15, 2013.

Asset management and acquisition fees – Asset management and acquisition fees are fees payable to our Advisor in connection with the management of the Company and the acquisition of our properties.  For the three months ended March 31, 2014 and 2013 we paid the Advisor $102,028 and $81,294 respectively for asset management fees.  Acquisition fees paid to Advisor were $348,750 and $237,250 for the three months ended March 31, 2014 and 2013, respectively. In connection with the disposition of the Harwin property to Hartman XIX in March 2013, Advisor refunded the acquisition fee of $80,380 previously paid in connection with that acquisition.

Organizational and offering costs - The Company incurs certain expenses in connection with its organization and registration to sell common shares.  These costs principally relate to professional and filing fees. For the three months ending March 31, 2014 and 2013 organization and offering costs were $60,758 and $146,088, respectively.

General and administrative expense - General and administrative expenses were $121,415 and $113,580 for the three months ended March 31, 2014 and 2013, respectively. General and administrative expenses consist primarily of audit fees, transfer agent fees, other professional fees, independent director compensation and other share based compensation.  The reduction of $114,000 is principally attributable to a reduction of dealer manager fees paid to the Dealer Manager in the first quarter of 2014 versus the first quarter of 2013.  We expect general and administrative expenses to increase only modestly in future periods as we acquire additional real estate and real estate related assets.  We expect general and administrative expenses to decrease substantially as a percentage of total revenue.

Fees to affiliates – In addition to asset management and acquisition fees paid to Advisor and property management fees paid to the Property Manager, we pay leasing commissions and construction management fees to the Property Manager.  For the three months ended March 31, 2014 and 2013, respectively, we paid our Property Manager $285,162 and $36,284 for leasing commissions and $27,410 and $101,686 for construction management fees.  Lease commissions and construction management fees are included in deferred loan and lease commission costs and real estate assets, respectively, in the consolidated balance sheets.

Funds From Operations and Modified Funds From Operations

      Funds From Operations (“FFO”) is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, which the Company believes is an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT.  FFO is used by the REIT industry as a supplemental performance measure.  FFO is not equivalent to the Company’s net income or loss as determined under GAAP.

The Company defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper").  The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.  The Company’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed.  The Company believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative.  Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time.  An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset.  Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred.  While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of the Company’s operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP.  Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP.  Nevertheless, the Company believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of the Company’s performance to investors and to management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the Company.  The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.  Management believes these fees and expenses do not affect the Company’s overall long-term operating performance.  Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation.  While other start up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.  As disclosed in the prospectus for the Company’s offering (the “Prospectus”), the Company will use the proceeds raised in the offering to acquire properties, and intends to begin the process of achieving a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of the Company or another similar transaction) within five to ten years of the completion of the offering.  The Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as Modified Funds From Operations (“MFFO”), which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above.  MFFO is not equivalent to the Company’s net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate with a limited life and targeted exit strategy, as currently intended.  The Company believes that, because MFFO excludes costs that the Company considers more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect the Company’s operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of the Company’s operating performance after the period in which the Company is acquiring its properties and once the Company’s portfolio is in place.  By providing MFFO, the Company believes it is presenting useful information that assists investors and analysts to better assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and the Company’s properties have been acquired.  The Company also believes that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry.  Further, the Company believes MFFO is useful in comparing the sustainability of the Company’s operating performance after the Company’s offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on the Company’s operating performance during the periods in which properties are acquired.

The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010.  The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.  The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

The Company’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, the Company excludes acquisition related expenses.  The Company does not currently exclude amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests.  Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income.  These expenses are paid in cash by the Company, and therefore such funds will not be available to distribute to investors.  All paid and accrued acquisition fees and expenses negatively impact the Company’s operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.  Accordingly, MFFO may not be an accurate indicator of the Company’s operating performance, especially during periods in which properties are being acquired.  MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as the Company.  Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities.  In addition, the Company views fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.  As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the advisor if there are no further proceeds from the sale of shares in this offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

The Company’s management uses MFFO and the adjustments used to calculate it in order to evaluate the Company’s performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter.  As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate in this manner.  The Company believes that its use of MFFO and the adjustments used to calculate it allow the Company to present its performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors.  For example, acquisitions costs are funded from the proceeds of the Company’s offering and other financing sources and not from operations.  By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties.  Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to the Company’s current operating performance.  By excluding such changes that may reflect anticipated and unrealized gains or losses, the Company believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of the Company’s performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders.  FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of the Company’s performance.  MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter.  MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed.  FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that the Company uses to calculate FFO or MFFO.  In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and the Company would have to adjust its calculation and characterization of FFO or MFFO.

	Three Months Ending March 31,
	2014	2013
Net loss	$ (742,331)	$ (461,333)
Depreciation and amortization of real estate assets	1,110,587	796,325
Income from discontinued operations	-	(153,876)
Funds from operations (FFO)	368,256	181,116
Acquisition related expenses	348,750	156,870
Modified funds from operations (MFFO)	$ 717,006	$ 337,986

Distributions

The following table summarizes the quarterly distributions we paid in cash and pursuant to our distribution reinvestment plan (DRIP) for the period from January 2013 through March 2014:

Period	Cash (1)	DRIP (1) (2)	Total	Net Cash Provided by (used in) Operating Activities
First Quarter 2013	$ 316,478	$ 311,276	$ 627,754	$ (204,928)
Second Quarter 2013	372,901	387,650	760,551	592,968
Third Quarter 2013	441,870	412,250	854,120	(103,725)
Fourth Quarter 2013	550,371	482,695	1,033,066	916,336
Total	$ 1,681,620	$ 1,593,871	$ 3,275,491	$ 1,200,651
First Quarter 2014	$ 568,290	$ 535,309	$ 1,103,599	$ 435,759

(1)

Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

(2)

Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan.

For the three months ended March 31, 2014, we paid aggregate distributions of $1,103,599.  During the same period, cash provided by operating activities was $435,759. For the three months ended March 31, 2013, we paid aggregate distributions of $627,754.  During the same period our net cash used in operating activities was $204,928.  Of the $1,103,599 in distributions we paid to our stockholders for the three months ended March 31, 2014, 39% was attributable to cash provided by operating activities.  Of the $627,754 in distributions we paid to our stockholders for the three months ended March 31, 2013, no amount of such distributions were covered by cash provided by operating activities.

Liquidity and Capital Resources

As of March 31, 2014, the Company had issued 6,273,301 shares of the Company’s common stock in its ongoing public offering, resulting in gross proceeds to the Company of $61,265,149.

Our principal demands for funds will be for real estate and real estate-related acquisitions, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness. Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations, and we expect to meet cash needs for acquisitions from the net proceeds of this offering and from financings.

There may be a delay between the sale of our shares and the purchase of properties or other investments, which could result in a delay in our ability to make distributions to our stockholders. Some or all of our distributions will be paid from other sources, such as from the proceeds of this offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings secured by our assets in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fund fully the payment of distributions. We expect to have limited cash flow from operations available for distribution until we make substantial investments. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We intend to borrow money to acquire properties and make other investments. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. We do not expect that the maximum amount of our indebtedness will exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors and if disclosed to the stockholders in the next quarterly report along with the explanation for such excess borrowings. Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 50% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under this or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 50% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.  Our policy of limiting the aggregate debt to equity ratio to 50% relates primarily to mortgage loans and other debt that will be secured by our properties.  The NASAA guideline limitation of 300% of our net assets includes secured and unsecured indebtedness that we may issue.  We do not anticipate issuing significant amounts of unsecured indebtedness and therefore we intend to limit the balance of our borrowings to 50% of the purchase prices, in the aggregate, of our property portfolio.

Our advisor may, but is not required to, establish capital reserves from gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flows from Operating Activities

As of March 31, 2014 we owned 5 commercial real estate properties.  During the three months ended March 31, 2014, net cash provided by operating activities was $435,759 versus $204,928 used in operating activities for the three months ended March 31, 2013.  The increase in cash flow from operating activities is attributable to the fact that we owned and operated 5 commercial real estate properties during the three months ended March 31, 2014 versus 4 commercial real estate property during the three months ended March 31, 2013.  Our fourth property was acquired on March 15, 2013.  Our fifth property was acquired on March 11, 2014.  We expect cash flows from operating activities to increase in future periods as a result of anticipated future acquisitions of real estate and real estate related investments.

Cash Flows from Investing Activities

During the three months ended March 31, 2014, net cash used in investing activities was $15,291,392 versus $7,644,676 for the three months ended March 31, 2013 and consisted primarily of $13,950,000 net cash used to acquire the Gulf Plaza Property on March 11, 2014; $341,392 cash used to fund building and tenant improvements; and $1,000,000 used for the acquisition deposit with regard to the anticipated acquisition of the Mitchelldale Property.

Cash Flows from Financing Activities

Cash flows from financing activities consisted primarily of proceeds from our ongoing public offering and distributions paid to our common stockholders.  Net cash provided by financing activities for the three months ended March 31, 2014 and 2013, respectively, were and $15,160,202 versus $8,282,625 and consisted primarily of the following:

•

$3,784,225 and $6,150,075, respectively of cash provided by offering proceeds related to our public offering, net of payments of commissions on sales of common stock and related dealer manager fees of $251,861 and $299,606, respectively;

•

$919,531 and $125,500, respectively of cash used to redeem common stock pursuant to our share redemption plan;

•

$568,290 and $316,478, respectively of net cash distributions, after giving effect to distributions reinvested by stockholders of $535,309 and $311,276, respectively; and,

•

$13,115,659 and $2,874,134 respectively of net proceeds drawn under our Revolving Credit Facility and insurance premium financing.

Contractual Obligations

Our board of directors has approved our entering into the Advisory Agreement, the Property Management Agreement and the Dealer Management Agreement.

Off-Balance Sheet Arrangements

       As of March 31, 2014, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted, would have a material effect on the accompanying consolidated financial statements.  (See note 2 to consolidated financial statements disclosed in Item 1 to this quarterly report.)

Item 3. Quantitative and Qualitative Disclosures about Market Risks

We will be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties and make loans and other permitted investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of this Form 10-Q, as of March 31, 2014, an evaluation was performed under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act. In performing this evaluation, management reviewed the selection, application and monitoring of our historical accounting policies. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of March 31, 2014, these disclosure controls and procedures were effective and designed to ensure that the information required to be disclosed in our reports filed with the SEC is recorded, processed, summarized and reported on a timely basis. In designing and evaluating disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Management is required to apply judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Changes in Internal Control over Financial Reporting

There have been no changes during the Company’s quarter ended March 31, 2014, in the Company’s internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financing reporting.

PART II

OTHER INFORMATION

Item 1.  Legal Proceedings

None.

Item 1A. Risk Factors

None.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

During the three months ended March 31, 2014, we did not sell any equity securities that were not registered under the Securities Act of 1933.

During the three months ended March 31, 2014, we fulfilled redemption requests and redeemed shares of our common stock pursuant to our share redemption program as follows:

	Total Number of Shares Requested to be Redeemed (1)	Total Number of Shares Redeemed	Average Price Paid per Share (2)	Approximately Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
January 2014	805	5,902	$9.45	(3)
February 2014	87,388	5,256	$9.48	(3)
March 2014	3,334	85,722	$9.31	(3)
	91,527	96,880

(1)

We generally redeem shares in the month following the end of the fiscal quarter in which requests were received.

(2)

Pursuant to the share redemption program, we currently redeem shares at prices determined as follows:

a.

In the first year, the lesser of 90.0% of the price paid to acquire the shares or 90.0% of the offering price of shares in our most recent offering;

b.

In the second year, the lesser of 92.5% of the price paid to acquire the shares or 92.5% of the offering price of shares in our most recent offering;

c.

In the third year, the lesser of 95.0% of the price paid to acquire the shares or 95.0% of the offering price of shares in our most recent offering;

d.

In the fourth year, the lesser of 97.5% of the price paid to acquire the shares or 97.5% of the offering price of shares in our most recent offering;

e.

Thereafter, the lesser of 100.0% of the price paid to acquire the shares or 90.0% of the net asset value per share, as determined by the board of directors.

Notwithstanding the foregoing, the redemption price for redemptions sought upon a stockholder’s death or disability or upon confinement to a long-term care facility, is available only for stockholders who purchased their shares directly from us or the persons specifically set forth in the share redemption program.

(3)

The number of shares that may be redeemed pursuant to our share redemption program will not exceed (i) 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of the redemption and (ii) the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive net operating cash flow for the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.

On February 9, 2010, our Registration Statement on Form S-11 (File No. 333-154750), registering a public offering of up to $250,000,000 in shares of our common stock, was declared effective by the SEC and we commenced our initial public offering.  In our initial public offering we offered up to 25,000,000 shares of our common stock to the public at $10.00 per share with discounts available to certain categories of purchasers and up to 2,500,000 common shares for sale pursuant to our distribution reinvestment plan at a price of $9.50 per share.  On July 16, 2013, our Registration Statement on Form S-11 (File No. 333-185336), registering our follow-on public offering of up to $200,000,000 in shares of our common stock, was declared effective by the SEC.  We issued a total of 4,455,678 shares of our common stock in our initial public offering, including 162,561 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $43,943,731.  In our follow-on offering, we are offering up to 20,000,000 shares of our common stock to the public at $10.00 per share and up to 2,000,000 common shares pursuant to our distribution reinvestment plan at $9.50 per share.

As of March 31, 2014, we had accepted subscriptions for and issued 6,658,167 shares of our common stock in our initial and follow-on offerings, including 340,991 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $61,265,149.  Total shares issued and outstanding as of March 31, 2014 include 24,875 shares of our common stock issued as non-employee compensation to members of our board of directors and certain executives of our Property Manager.

As of March 31, 2014, we incurred selling commissions and other organization and offering costs in our initial and follow-on offerings in the amounts set forth in the table below.  The dealer manager reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker dealers.

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$3,834,857	Actual
Other organization and offering expenses	1,077,230	Actual
Total expenses	$4,912,087

As of March 31, 2014, we had used all of the net offering proceeds of our initial and follow-on offerings to acquire the Richardson Heights, Cooper Street, Bent Tree Green, Parkway Plaza and Gulf Plaza properties.

Item 3. Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6.  Exhibits.

31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

32.1 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

32.2 Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

Date: May 15, 2014

              By: /s/ Allen R. Hartman

Allen R. Hartman,

Chairman of the Board and Chief Executive Officer

(Principal Executive Officer)

Date: May 15, 2014

              By: /s/ Louis T. Fox, III

Louis T. Fox, III,

Chief Financial Officer,

(Principal Financial and Principal Accounting Officer)